Exhibit 99.1

December 19, 2014

COMPANY CONTACT:

FutureFuel Corp.

Lee E. Mikles, President

(805) 565-9800	www.futurefuelcorporation.com

FOR IMMEDIATE RELEASE

FutureFuel Corp. Announces 2015 Dividend Program

CLAYTON, MO. (December 19, 2014) – FutureFuel Corp. (NYSE: FF), a manufacturer of custom and performance chemicals and biofuels, today announced its 2015 quarterly dividend program, declaring normal quarterly dividends of U.S. $0.06 per share, with record dates of March 2, 2015, June 1, 2015, September 1, 2015 and December 1, 2015, and payment dates of March 13, 2015, June 12, 2015, September 11, 2015 and December 11, 2015, respectively.

FutureFuel’s President, Lee E. Mikles, commented on the Company’s 2015 dividend policy, saying: “Since its inception, FutureFuel has been, and remains, a shareholder-aware company in all activities inclusive of its dividend policy. The Company’s Board of Directors has determined to reduce the dividend rate for 2015, primarily in reaction to uncertainty surrounding our biodiesel segment. The entire U.S. biofuels industry continues to be challenged by the lack of clarity from Congress on the $1 per gallon biofuel blenders’ credit coupled with considerable questions around the EPA’s renewable fuel standards (RFS) and renewable volume obligations (RVO). The Company has concluded this to be a prudent step in the current environment. At the same time, we remain optimistic that the EPA will issue an improved RVO for 2015. The lack of an RVO in 2014 compounded the incremental pressure on our biofuels business and the biofuels industry cannot operate effectively without that clarity. The Company is committed to a strong dividend policy that reflects the underlying strength of our business and the Board of Directors will periodically review our dividend policy as events unfold.”

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biobased products comprised of biofuels and biobased specialty chemical products. In its biofuels segment, the Company predominantly produces biodiesel. In its chemicals business, it manufactures specialty chemicals for specific customers (custom manufacturing) as well as multi-customer specialty chemicals (performance chemicals). Its custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide and intermediates for a major life sciences company, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. The performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. Visit www.futurefuelcorporation.com for more information on FutureFuel.

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